CALECO PHARMA CORP.
103 East Holly Street, Suite 410
National Bank Building
Bellingham, WA 98225
(360) 306-1133
www.calecopharmacorp.com/

October 13, 2009

Caleco Pharma Corp. Announces Initiation of Clinical Studies of Lamiridosin (a Dietary Supplement)

Bellingham, Washington – (OTCBB: CAEH and Frankfurt: WKN: A0N9Y0 Symbol: T3R.FSE) Caleco Pharma Corp. (the “Company”) is pleased to announce that, in collaboration with Puleva Biotech S.A. (“Biotech”), a publicly listed Spanish Corporation engaged in the business of research, development and commercialization of health related products, it is initiating a clinical study to evaluate the effectiveness of “Lamiridosin”, a dietary supplement that the Company is in the process of developing. Lamiridosin is designed to treat patients with the Hepatitis C virus and is derived from the Company’s proprietary technology that it refers to as the “Liver Health Formula”.

The aim of the clinical study will be to demonstrate whether there is a benefit to using the supplement in treating patients who have the Hepatitis C virus in conjunction with the current conventional treatment of the Hepatitis C virus. The Company plans to conduct the clinical study by recruiting patients with the Hepatitis C virus. The Company also plans to collaborate with different Spanish researchers who are focused in the treatment of the Hepatitis C virus.

About Caleco Pharma Corp.

Our business plan is to develop our proprietary technology designed to treat moderate to severe liver maladies, such as elevated liver enzymes and the Hepatitis C viral infection, (the “Liver Health Formula”) as an over-the-counter medication and as a United States Food and Drug Administration (“FDA”) approved pharmaceutical. To date, our intellectual property covering the Liver Health Formula comprises of patent applications in the United States, Europe and Canada and four European Drug Master File applications.

Caleco Pharma Corp. shares are traded in the United States on the OTC Bulletin Board (OTCBB: CAEH) and in Germany on the Frankfurt Stock Exchange (WKN: A0N9Y0/ Symbol: T3R.FSE).

This press release may contain, in addition to historic information, forward-looking statements. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. In particular, there are no assurances that: (i) the Company will be able to timely and successfully complete its clinical studies of Lamiridosin; (ii) Lamiridosin will not have unacceptable side effects during the clinical studies; (iii) the Company will be able to obtain additional financing in order to meet the costs of the clinical studies of Lamiridosin; and (iv) the Company will be able to control the costs of the clinical studies of Lamiridosin. Readers are cautioned not to place undue reliance on the forward-looking statements made in this press release.

Caleco Pharma Corp.

John Boschert, President

Contact:

For more information contact:
Caleco Pharma Corp.
Tel: (360) 306-1133
www.calecopharmacorp.com/